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NEW ENGLAND ELECTRIC SYSTEM AND SUBSIDIARIES
Consolidated Balance Sheet
At September 30, 1999
(expressed in millions, rounded to hundred thousands of dollars)
(Unaudited, subject to adjustment)
ASSETS
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
Utility plant, at original cost     $4,234.7
     Less accumulated provisions for depreciation and amortization     1,762.3
          --------
          2,472.4
Construction work in progress     41.8
          --------
          Net utility plant     2,514.2
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Investments:
     Nuclear power companies, at equity     46.6
     Other subsidiaries, at equity     2.4
     Non-utility property and other investments     187.6
               --------
          Total investments     236.6
               --------
Current assets:
     Cash     201.0
     Accounts receivable, less reserves of $21.0     266.8
     Unbilled revenues     85.3
     Fuel, materials, and supplies, at average cost     38.8
     Prepaid and other current assets     30.4
               --------
          Total current assets     622.3
               --------
Regulatory assets     1,380.7
Goodwill, net of amortization     109.3
Deferred charges and other assets     36.9
               --------
               $4,900.0
               ========
CAPITALIZATION AND LIABILITIES
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Capitalization:
     Common share equity:
          Common shares, par value $1 per share:
               Authorized - 150,000,000 shares
               Issued - 64,969,652 shares     $   65.0
     Paid-in capital     736.7
     Retained earnings     1,010.5
     Treasury stock - 5,852,851 shares     (240.5)
     Accumulated other comprehensive income, net     6.6
                    --------
               Total common share equity     1,578.3

     Minority interests in consolidated subsidiaries     39.3
     Cumulative preferred stock of subsidiaries     19.5
     Long-term debt     1,009.5
                    --------
               Total capitalization     2,646.6
                    --------
Current liabilities:
     Long-term debt due within one year     49.3
     Short-term debt     38.5
     Accounts payable     185.3
     Accrued taxes     11.9
     Accrued interest     13.4
     Dividends payable     30.1
     Other current liabilities     155.0
                    --------
               Total current liabilities     483.5
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Deferred federal and state income taxes     449.7
Unamortized investment tax credits     55.5
Accrued Yankee nuclear plant costs     211.8
Purchased power obligations     740.1
Other reserves and deferred credits     312.8
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                    $4,900.0
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